Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the use of our report dated 23 November 2010, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and Subsidiaries as of 30 September 2010 and 2009, and the related consolidated income statements and consolidated statements of equity and cash flows for each of the years in the three-year period ended 30 September 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of 30 September 2010 which report appears in the 30 September 2010 Annual Report on Form 10-K of Air Products and Chemicals, Inc. and incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

17 March 2011

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